Exhibit 99.1

Quest Diagnostics Commences Cash Tender Offer for Up to $200 Million Combined Aggregate Principal Amount of Certain of its Outstanding Notes

MADISON, N.J., March 15, 2016 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today that it has commenced cash tender offers (each, an “Offer” and, collectively, the “Offers”) to purchase up to $200 million combined aggregate principal amount (the “Maximum Tender Amount”) of its 6.950% Senior Notes due 2037 and 5.750% Senior Notes due 2040 (collectively, the “Notes”). The terms and conditions of the Offers are described in the Offers to Purchase, dated March 15, 2016 (the “Offers to Purchase”), and the related Letter of Transmittal.

The following table summarizes terms material to the determination of the total consideration to be received in the Offers:

Title of Security	CUSIP No.	Outstanding Principal Amount	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)	Early Tender Premium(2)
6.950% Senior Notes due 2037	74834L AN0	$248,575,000	3% U.S. Treasury Notes due November 15, 2045	FIT1	205	$50.00
5.750% Senior Notes due 2040	74834L AQ3	$376,425,000	3% U.S. Treasury Notes due November 15, 2045	FIT1	195	$50.00
(1) The applicable page on Bloomberg from which the Dealer Manager will quote the bid-side prices of the applicable Reference U.S. Treasury Security.
(2) Per $1,000 principal amount of Notes that are accepted for purchase.

Each Offer will expire at 11:59 p.m., New York City time, on April 11, 2016, unless extended or earlier terminated as described in the Offers to Purchase (such date and time, as they may be extended, the “Expiration Date”). Holders of Notes must validly tender their Notes and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on March 28, 2016, unless extended as described in the Offers to Purchase (such date and time, as they may be extended, the “Early Tender Date”), to be eligible to receive the “Total Offer Consideration” (as defined in the Offers to Purchase), which includes an “Early Tender Premium” of $50 per $1,000 principal amount of Notes that are accepted for purchase. Holders of Notes who validly tender their Notes after the Early Tender Date, but at or prior to the Expiration Date, will be eligible to receive only the “Base Offer Consideration” (as defined in the Offers to Purchase) per $1,000 principal amount of Notes that are accepted for purchase, which is equal to the applicable Total Offer Consideration minus the Early Tender Premium. In addition, accrued and unpaid interest up to, but not including, the applicable settlement date will be payable in cash on all validly tendered and accepted Notes.

Either series of the Notes accepted for purchase in accordance with the terms and conditions of the Offers may be subject to proration (based on the principal amount of Notes of each series tendered) so that the Company will only accept for purchase Notes with an aggregate principal amount of up to the Maximum Tender Amount. All Notes that are validly tendered for purchase prior to the Early Tender Date will have priority over any Notes that are validly tendered for purchase after the Early Tender Date. Accordingly, if the aggregate purchase price for Notes validly tendered for purchase prior to the Early Tender Date equals or exceeds the Maximum Tender Amount, no Notes tendered for purchase after the Early Tender Date will be accepted for purchase.

Validly tendered Notes may be validly withdrawn at any time at or prior to 5:00 P.M., New York City time, on March 28, 2016 unless extended by us (such date and time, as the same may be extended with respect to an Offer, the “Withdrawal Deadline”), but not thereafter. Notes tendered after the Withdrawal Deadline may not be withdrawn.

The Offers are subject to the satisfaction or waiver of certain conditions as set forth in the Offers to Purchase. Subject to the satisfaction or waiver of such conditions, Quest Diagnostics will accept for payment, following the Early Tender Date, all Notes validly tendered at or prior to the Early Tender Date, subject to the Maximum Tender Amount as described in the Offers to Purchase. Payment for such Notes so accepted is anticipated to be made on or about March 29, 2016. For any Notes validly tendered and accepted after the Early Tender Date but at or prior to the Expiration Date, subject to the Maximum Tender Amount as described in the Offers to Purchase, the settlement date is expected to occur following the Expiration Date and is anticipated to be on or about April 12, 2016.

Exhibit 99.1

Quest Diagnostics has retained J.P. Morgan Securities LLC to serve as the dealer manager for the Offers and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Offers. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at 1-800-330-5136 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Peter Aymar. Questions regarding the Offers may be directed to J.P. Morgan Securities LLC at 1-866-834-4666 (toll-free) or collect (212) 834-3424.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers are being made solely by means of the Offers to Purchase and related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Quest Diagnostics by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, the company’s diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and its 44,000 employees understand that, in the right hands and with the right context, the company’s diagnostic insights can inspire actions that transform lives. Additional company information is available at www.QuestDiagnostics.com.
The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

Contacts: Dan Haemmerle (investors) at 973-520-2900 and Dennis Moynihan (media) at 973-520-2800.

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